Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore, California 94551 925-606-a

FOR RELEASE APRIL 1, 2020

McGrath RentCorp Announces Renewal of $420 Million Financing

LIVERMORE, CA – April 1, 2020 – McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business-to-business rental company, today announced that it has renewed its $420 million credit facility with a syndicate of banks.  The five year facility matures on March 31, 2025 and replaces the Company’s existing $420 million line of credit.  BofA Securities, Inc. served as Sole Bookrunner and Joint Lead Arranger.  Bank of America, N.A. served as Administrative Agent, U.S. Bank National Association served as Joint Lead Arranger and Syndication Agent, and MUFG Union Bank N.A. and Wells Fargo Bank, N.A. served as Syndication Agents.

The proceeds of the facility will be used for working capital, capital expenditures and other general corporate purposes.  Additional information regarding the new credit facility is available in the Company’s current report on Form 8-K, to be filed with the SEC on April 3, 2020.

About McGrath RentCorp:

Founded in 1979, McGrath RentCorp (Nasdaq: MGRC) is a diversified business-to-business rental company providing modular buildings, electronic test equipment, portable storage and tank containment solutions across the United States and other select North American regions.  The Company’s rental operations consist of four divisions: Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs; TRS-RenTelco rents and sells electronic test equipment; Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids; and Mobile Modular Portable Storage provides portable storage rental solutions.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Modular Buildings – www.mobilemodular.com

Electronic Test Equipment – www.trsrentelco.com

Tanks and Boxes – www.adlertankrentals.com

Portable Storage – www.mobilemodularcontainers.com

School Facilities Manufacturing – www.enviroplex.com

FOR INFORMATION CONTACT:Keith E. Pratt

     EVP & Chief Financial Officer

      925-606-9200